Exhibit 3.1
TEXT OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ECHOSTAR HOLDING CORPORATION
(Amended Pursuant to Nevada Revised Statutes 78.385 and 78.390)
     1. Article I of the Articles of Incorporation is hereby amended to provide as follows:
“Name
The name of the corporation shall be “ECHOSTAR CORPORATION” (the“Corporation”).”